Exhibit 4.9

Confidential

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Amendment #4

To

EXCLUSIVE LICENSE AGREEMENT

Apogee Biotechnology Corporation

and

RedHill Biopharma Ltd

This Amendment is entered into effective as of the date of the last signature below (the “Effective Date”) by and between RedHill Biopharma Ltd (“RedHill”) and Apogee Biotechnology Corporation (“Apogee”) to amend the terms of that Exclusive License Agreement entered into by the parties effective March 30, 2015 (“Agreement”).

NOW, THEREFORE, the mutual covenants set forth herein, the parties agree to amend the terms of the Agreement as follows:

1.     Clause 6.2.1 is hereby modified to: [****] days following [****]: One Million US Dollars ($1,000,000). Additionally, [****] days following[****]: Five hundred thousand US Dollars ($500,000).

2.     Clause 6.3.1.1 is hereby modified to: A Royalty equal to [****].

3.     Clause 6.3.1.2 is hereby modified to: A Royalty equal to [****].

4.     Clause 6.3.2.1 is hereby modified to: A Royalty equal to [****].

5.     Clause 6.3.2.2 is hereby modified to: A Royalty equal to [****].

6.     Clause 6.3.3 is hereby modified to: A royalty equal to [****].

All other terms of the Agreement are unchanged and remain in full force and effect.

WHEREFORE, the parties hereunto have caused this Amendment to be executed by their duly authorized representatives as of the date of the last party to sign to be effective and in agreement.

RedHill Biopharma Ltd		Apogee Biotechnology Corporation

By:	/s/ Micha Ben Chorin
/s/ Dror Ben-Asher		By:	/s/ Charles D. Smith

Printed Name:	Micha Ben Chorin	Printed Name:	Charles D. Smith

Dror Ben-Asher

Title:	CFO	Title:	President and CEO

CEO

Date:	January 3, 2019	Date:	January 1, 2019